Exhibit 10.19


                           Purchase and Sale Agreement
              (With Operating and Marketing Agreement Incorporated)

                                 August 17, 2004

     This Purchase and Sale Agreement hereinafter (the "Agreement") made and entered between PocketSpec Technologies Inc., hereinafter referred to as ("PocketSpec") and Color-Spec Technologies, Inc., hereinafter referred to as ("Color-Spec").

     WHEREAS, PocketSpec desires to separate its operations into two parts and at the same time enhance its financial statement and pay significant accrued operating expense.

     WHEREAS, Color-Spec is a wholly owned subsidiary corporation of PocketSpec, and will serve nicely to restructure financing and business operations of PocketSpec. The directors have authorized the issuance of 100,000 shares of its common stock in Color-Spec to PocketSpec.

     WHEREAS, PocketSpec and Color-Spec have also agreed to terms of an Operating and Marketing Agreement which is incorporated into this Agreement as an integral component to this Agreement which governs required combined operations of the business affairs for a limited term expiring December 31, 2004, except as set forth in section 3. d. ix.

     WHEREAS, PocketSpec and Color-Spec have entered into this Agreement to recite and set down the terms and conditions of the Agreement.

                                    Agreement

     The terms and conditions of the purchase and sale and salient terms are described as follows:

1. For and in consideration of the Purchase Price described in this Agreement, PocketSpec hereby conveys to Color-Spec every asset it owns in connection with the operation of its color technology business, including by way of example, but not limited to the following:

     a. Inventory of assembled color sensing devices and all its other component parts; and

     b. All furniture, fixtures, equipment, computers, software, telephone and security systems, supplies; and

     c. Assignment of lessee's interest in leases for office space at 3225 East 2nd Avenue, Denver, Colorado 80206 and the Minolta copy machines; and

     d. All of PocketSpec's right, title and interest in and to current agreements of a beneficial interest, including for example, its agreement with Logicol, S.r.l. ("Logicol") dated May 21, 2004, subject to a current liability owed to Logicol for 2nd Quarter PocketSpec sales of $4,935.00. This liability is included in a list of short term liabilities to be paid pursuant to the terms of the Agreement; and

     e. A patent referred to the Colorimeter Patent, to be formally transferred as soon as possible by IP counsel, subject to maintenance fees, and a pending patent approved and presently in the name of Color-Spec referred to as the Wagner Patent which is expected to have a patent number assigned to it in the next 2 months, subject to expenses and maintenance associated with that patent; and

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

     f. All trademarks issued and pending, subject to expenses and maintenance associated with the said trademarks. Separate assignments shall be prepared for execution by IP counsel; and

     g.   The non-exclusive use of the business name of PocketSpec  Technologies
          Inc.,  telephone  numbers  and  email  addresses,   which  rights  are
          described in Operating and Marketing Agreement below; and

     h. All websites, domain names and graphics material currently maintained by Parminder Rai; and

     i. All beneficial interests of PocketSpec in its core operations and business.

2. Purchase Price. Color-Spec will pay to PocketSpec the purchase price that includes multiple components, described as follows:

     a. Fixed costs established by settlement agreements with creditors, employees, affiliates and vendors of PocketSpec in the amount of $1,768,627.14. There is a list of these people and companies attached hereto as Exhibit "A". Payment of this sum is by execution of a series of three-year 8% interest promissory notes, to be secured by the assets acquired from PocketSpec. A list of promissory notes to be executed in the amount of $1,908,627.14 is attached as Exhibit "B". Included in the list in F. Jeffrey Krupka who has agreed to accept $140,000.00 as a settlement of future employment benefits, plus other sums owed to him. His promissory notes total $416,825.72, which represents an excess payment of $140,000.00. The excess amount of $140,000.00 is agreed to be paid back by F. Jeffrey Krupka to Color-Spec and/or PocketSpec to settle a list of short-term accounts payable shown as Exhibit "C".

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

     b. Variable and undetermined costs included in the purchase price described as follows:

          i. The actual payment to satisfy the list of short-term accounts payable in the Exhibit "C"; and

          ii. The actual operating costs of the business from August 1, 2004 through December 31, 2004 which Color-Spec agrees to pay in accordance with the Operating and Marketing Agreement; and

          iii. The costs owed to settle the Minolta lease, which according to Minolta has a payoff of approximately $72,000.00. Color-Spec may negotiate a discount or other settlement of the lease, but in any event, Color-Spec indemnifies and holds harmless PocketSpec for all costs and liabilities thereon; and

          iv. To the extend possible these variable and uncertain costs of the acquisition will be ascertained by December 31, 2004; and

          v. Continued variables detailed in the said Operating and Marketing Agreement, such as the difference between operating income and operating expenses from August 1, 2004 through December 31, 2004.

3. PocketSpec and Color-Spec agree to the terms of an Operating and Marketing Agreement as part of the terms and conditions of this Agreement, briefly described as follows:

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

     a. PocketSpec has a known name and established websites, credit card accounts and bank accounts. Color-Spec shall operate the business through PocketSpec through December 31, 2004 for convenience, but at the expense of Color-Spec; and

     b. PocketSpec and Logicol have an existing 500,000 shares option to purchase restricted stock at a price of $.08 per shares dated May 21, 2004 (the "Logicol Option"), which is, expires January 31, 2005. The Logicol Option was granted as part of a Software Development and Marketing Agreement also dated May 21, 2004. This option has been partially exercised, leaving 438,317 shares detailed below.

          i. Logicol and PocketSpec by a separate memorandum (email correspondence) have agreed that Logicol will accept delivery of shares of stock in lieu of1/2of its 20% fee entitlement to product and software sales through December 31, 2004 which will be treated as partial exercise of the Logicol Option. Pursuant to memorandum, Giorgio Stevanato is to receive these shares personally, and he has been authorized the issuance of 61,683 shares at a value of $4,935.00 for entitlement through July 31, 2004. PocketSpec agrees to set aside as needed or issue the 438,317 shares of stock in accordance with the memorandum and the Logicol Option. PocketSpec shall retain all moneys that are received for the exercise of the stock options, whether or not, credited to fee entitlement owed to Logicol. The schedule of short-term debts (Exhibit "C") reflects a debt of $4,935.00 which will be paid by Color-Spec, for the unpaid cash portion of the July 31, 2004 entitlements due Logicol.

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

     c. PocketSpec has previously agreed to pay some of its debts owed for proper services by issuing stock. Although the issuances shall be after July 31, 2004, they shall not be considered debts owed by Color-Spec for the purposes of the Operating and Marketing Agreement. Specific issuances applicable to this section:

          i. 186,713 shares of S-8 stock to David Wagner for the credit of David Wagner and Associates;

          ii. 60,000 shares of S-8 stock to PocketSpec's press release firm for credit to PocketSpec's contract with MacReport.Net, with issuance to its consultant, V. William Lucchetti Jr.;

          iii. 40,000 shares of S-8 stock to Parminder Rai for credit to web services and his entitlement to revenues from Logicol software sales through July 31, 2004;

          iv. 175,000 shares of restricted stock to Chris Wrigley for invoices through 7-31-04.

     d.   Product sales and costs of operation through December 31, 2004:

          i. During this period PocketSpec shall continue to make sales of products and software. PocketSpec shall owe Color-Spec the proceeds of the sales on December 31, 2004 in accordance with Settlement of Accounts below; and

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

          ii. During this period PocketSpec shall pay as a convenience for Color-Spec agreed sums on compensation agreements in accordance with their terms to Cynthia Kettl, Janet Brophy, F. Jeffrey Krupka, Frank Krupka, Gregg Wagner, Logicol S.r.l., and other agreed service and product vendors. Color-Spec shall owe PocketSpec the expenses paid on its behalf by PocketSpec on December 31, 2004 in accordance with Settlement of Accounts below; and

          iii. During this period, or anytime thereafter, if the company name "PocketSpec Technologies Inc." is abandoned by a vote of PocketSpec's shareholders, Color-Spec shall be able to change its name to PocketSpec Technologies Inc.; and

          iv. During this period, Color-Spec shall prepare to take over the operations including product sales and servicing of expenses, as well as opening bank accounts, establishing credit card merchant accounts, payroll accounts, IRS and Colorado State employer registration, etc.

          v. During this period and forever thereafter, any written agreements to distribute products and software require approval and signatures of Color-Spec. As part of any agreement, Color-Spec has permission to authorize the use and marketing of products and software with or without the branding name of PocketSpec; and

          vi. During this period, or so long as PocketSpec is the sole shareholder of Color-Spec, it may investigate the possibility of selling its ownership interest in Color-Spec to others. Therefore, it is incumbent on the directors and officers of Color-Spec to not enter into any financial obligations beyond December 31, 2004, except for marketing and distribution

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

               agreements beneficial to Color-Spec and intended to increase its sales and its market value. These marketing and distribution agreements may be for terms of up to three years. Compensation agreements may be structured to operate on a month-to-month basis thereafter, or at will, but any may be terminated on a thirty-day notice with no further compensation due to engages, consultants or employees; and

          vii. During this period, any contributions, gifts, discounts, free products or services received shall belong to Color-Spec; and

          viii.Settlement of Accounts:  Effective December 31, 2004,  Color-Spec
               and  PocketSpec  shall  complete  an  accounting  for debts  owed between the two companies. The debts shall be adjusted and a promissory note will be made payable to the company who is owed money after the accounting is completed. Payment of the promissory note shall be a single payment due July 1, 2005, together with interest at 6% per annum, without penalty for prepayment.

          ix. Early Termination: If for any reason the officers and directors of PocketSpec should resign, Color-Spec shall take over all operations effective the date of resignation, in which case the date of December 31, 2004 date set forth above shall be adjusted accordingly.

4.   Other terms and conditions:

     a.   PocketSpec shall pay for the following costs:

          i. The costs of SEC audits after the 3rd Quarter, meaning the 10KSB for fiscal year 2004-2005, and reporting for quarters thereafter; and

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

          ii. Legal fees and consulting fees pursuant to acquisitions that it intends to pursue; and

          iii. Sales commissions and consulting fees associated with the sale of its ownership interest in Color-Spec; and

          iv. Costs of income taxes and accounting for consolidated financial reporting of the operations of Color-Spec and tax returns for periods that PocketSpec is the owner of the stock in Color-Spec.

     b. Color-Spec shall pay for all other costs related to the assets and technology it has acquired from PocketSpec.

     c. PocketSpec and Color-Spec agree that no additional shares of stock in Color-Spec shall be issued without the approval of the directors of both companies.

     d. PocketSpec guarantees delivery of assignments to its patents, issued and pending as well as all trademarks, pending and issued not later than September 16, 2004. This is critical, so that Color-Spec can perfect its agreement to grant security agreement and interests to secure the promissory notes described in the attached Exhibit "B".

     e. Color-Spec may alternatively satisfy or assume the indebtedness described in the attached Exhibit "C", therefore a release by the creditor(s) listed in the list will relieve Color-Spec of the responsibility for cash payment(s).

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


PocketSpec Technologies Inc.                 Color-Spec Technologies, Inc.

/s/ Janet Brophy                             /s/ Cynthia Kettl
----------------------------------          ----------------------------------
Janet Brophy, President                     Cynthia Kettl, Secretary/ Treasurer

                                   Exhibit "A"
                                   -----------


Settlement notes                Jeff Krupka                      $140,000.00
Settlement notes                Janet Brophy                     $104,000.00
Settlement notes                Gregg Wagner                     $104,000.00
Settlement notes                Cynthia Kettl                    $104,000.00
Settlement notes                Frank Krupka                      $52,000.00
Settlement notes                Philip Robertson                  $52,000.00
Installment loans               B 7 Brand LLC                    $474,579.63
Installment loans               Gregg Wagner                      $29,104.32
Installment loans               Cynthia Kettl                     $24,017.05
Installment loans               KBP                               $45,926.88
Installment loans               Norm Lakin                        $15,949.22
Installment loans               Wraith Moon House                  $6,351.11
Installment loans               Janet Brophy                      $29,414.76
Expense reimbursements          Janet                             $51,713.88
Expense reimbursements          Jeff's new charges                $54,325.72
Expense reimbursements          Cynthia                           $12,826.47
Expense reimbursements          Frank                             $19,235.86
Short term loans                Asset Realization Inc              $1,632.39
Expense reimbursements          Janet Brophy                       $8,821.82
Expenses reimbursements         Gregg Wagner & Linda                 $629.03
Installment loan                B 7 Brand LLC                     $37,150.00
Installment loan                Cherry Creek Cottage LLC          $77,000.00
Wages through 7-31-04           Cynthia Kettl                     $81,000.00
Wages through 7-31-04           Frank Krupka                      $43,944.00
Wages through 7-31-04           Janet Brophy                     $116,505.00
Wages through 7-31-04           Jeff Krupka                       $82,500.00

                            Totals                             $1,768,627.14


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


                                   Exhibit "B"
                                   -----------


  Note Number   Beneficiaries                Amount of Note    Payment Amount
  -----------   -------------                --------------    --------------
       1        F. Jeffrey Krupka            $136,825.72        $1,434.00
       2        F. Jeffrey Krupka             $23,000.00          $241.00
       3        F. Jeffrey Krupka             $59,500.00          $623.00
       4        F. Jeffrey Krupka             $50,500.00          $530.00
       5        F. Jeffrey Krupka             $45,000.00          $471.00
       6        F. Jeffrey Krupka             $39,500.00          $414.00
       7        F. Jeffrey Krupka             $34,000.00          $356.00
       8        F. Jeffrey Krupka             $28,500.00          $298.00
       9        Janet Brophy                 $310,455.46        $3,254.00
      10        Frank K. Krupka and
                Jacqueline S. Krupka         $115,179.86        $1,207.00
      11        Cynthia Kettl                $221,843.52        $2,325.00
      12        Gregg Wagner and
                Linda Wagner                 $133,733.35        $1,402.00
      13        B 7 Brand LLC                $411,729.63        $4,315.00
      14        Cherry Creek Cottage LLC      $77,000.00          $807.00
      15        Wraith Moon House LLC          $6,351.11           $67.00
      16        Asset Realization, Inc.        $1,632.39           $17.00
      17        Krupka-Brophy Profit
                Sharing Plan                  $45,926.88          $480.00
      18        Norman Lakin                  $15,949.22          $168.00
      19        Edmond Johnson                $50,000.00          $523.00
      20        Philip Robertson              $50,000.00          $523.00
      21        Philip Robertson              $52,000.00          $545.00
                Total                      $1,908,627.14       $20,000.00

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


                                   Exhibit "C"
                                   -----------

        Rapport                                             $5,390.00
        Longmont Plastics                                     $800.00
        ADT Security                                           $91.16
        All-American                                        $5,213.46
        American Exhibition Services                          $272.00
        Browning - Ferris Industries                           $45.00
        C2 Media                                            $6,544.15
        City & County of Denver                                $25.00
        Comcast                                               $476.54
        Comprehensive Computing                                $90.00
        Cordovano & Harvey                                    $102.50
        Corporate Stock Transfer                            $1,226.47
        Federal Express                                     $1,817.97
        Freeman Companies                                     $211.00
        Island Sun Times                                    $2,432.00
        Metro Comp                                            $300.00
        Minolta                                             $7,050.45
        Payroll 1                                              $30.00
        PR Newswire                                         $1,965.00
        Rot Nguyen                                            $255.00
        Saelig Co.                                          $1,609.00
        Seko Worldwide                                        $587.49
        Sentry Property Service                               $393.00
        Service By Air                                      $1,436.99
        Sprint                                                 $20.56
        Telecom Elec Supply                                   $482.34
        Treasurer - City & County of Denver                 $3,952.40
        Waste Management                                      $226.59
        Westec Plastics                                    $11,344.19
        Western Die                                         $1,076.00
        Wings Courier                                          $12.00
        Excel Energy                                          $519.00
        American Family Insurance                           $1,088.90
        Cherry Creek Cottage LLC - NNN Charges             $22,532.59
        Cherry Creek Cottage LLC - Rents due               $15,850.00
        Logicol, S.r.l..                                    $4,935.00
        Parminder Rai                                       $2,974.00
        Gregg Wagner                                        $1,450.00
        SEC - Audit allowance                              $12,000.00
        PST - payment of wages to former employees          $5,711.30
        MacReport.Net                                       $2,600.00
        Miscellaneous costs                                $14,860.95

        Total:                                            $140,000.00

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